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Exhibit 3 (i)
                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       OF
                              SI TECHNOLOGIES, INC.

        SI Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

        FIRST: That at a meeting of the Board of Directors of the Corporation, the amendments to the Certificate of Incorporation of said Corporation set forth on Exhibit A attached hereto were duly approved, authorized and declared advisable by the Board of Directors.

        SECOND: That thereafter at the annual meeting of stockholders of the Corporation the consent of the stockholders of said Corporation was given to the amendments set forth on Exhibit A attached hereto.

        THIRD: That said amendments were duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this __30th_ day of January, 1998.

                                                SI TECHNOLOGIES, INC.

                                                By     /s/ Rick Beets
                                                  ------------------------------
                                                       Rick Beets, President



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                                    EXHIBIT A


        The Article Fourth of the Certificate of Incorporation of the Company shall be amended to read in its entirety as follows:

        "Article Four. The corporation shall have authority to issue 12,000,000 shares of stock in the aggregate. Such shares shall be divided into two classes as follows:

        (1)  10,000,000 (Ten Million) shares of common stock, par value $0.01.

        (2)  2,000,000 (Two Million) shares of preferred stock, par value $0.01.

The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights that have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or this corporation's Certificate of Incorporation ("Protective Provisions"), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to dividends, liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall thereafter constitute authorized but undesignated shares."



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